Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

ANDREA BERTONE APPOINTED TO DMC GLOBAL’S BOARD OF DIRECTORS

BOULDER, Colo. - February 27, 2019 - DMC Global (Nasdaq: BOOM) today announced its board of directors has elected Andrea Bertone as an independent director.

Ms. Bertone has more than 20 years of senior management experience and has spent the majority of her career in the energy industry. She most recently was President of Duke Energy International LLC, a subsidiary of Houston-based Duke Energy Corp, the largest utility in the United States. Ms. Bertone spent seven years leading operations across South and Central America, and reported directly to Duke Energy’s Chief Executive Officer. She previously spent nearly 10 years in a variety of senior management roles with Duke Energy. Prior to her time at Duke Energy, Ms. Bertone was Latin America counsel with Baker & McKenzie.

Ms. Bertone is on the boards of Peabody Energy, Inc. and Yamana Gold Inc., where she also serves on their audit committees. She earned a juris doctor from the University of São Paulo, Brazil, and a LLM degree from Chicago-Kent College of Law. She is a member of the Brazilian Bar Association, and in 2013, received the Alumni of Distinction Award from Chicago-Kent College of Law. In 2016, she was recognized by the National Safety Council through their annual “CEOs Who Get It” program, as a leader who demonstrates personal commitment to worker safety and health.

“Andrea’s extensive experience leading a multinational company and overseeing global operations will provide important perspective to the DMC board,” said David Aldous, DMC’s chairman. “Andrea also brings an expansive background in mergers and acquisitions, financial analysis, risk management, and health, environment, safety and security matters. We are pleased she has joined our board and look forward to her contributions.”

About DMC
Based in Boulder, Colorado, DMC operates in two sectors: oilfield products and services, and industrial infrastructure. The oilfield products and services sector is served by DynaEnergetics, an international developer, manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells.  The industrial infrastructure sector is served by DMC’s NobelClad business, the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors.   For more information, visit the Company’s website at: http://www.dmcglobal.com.